Exhibit 3.2

FIRST CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CF FINANCE ACQUISITION CORP.

CF Finance Acquisition Corp., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Certificate of Incorporation of the Corporation is hereby amended by inserting the following additional Section C to Article Fourth:

“C. Forward Stock Split.

Upon this Certificate of Amendment to the Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each share of the Corporation's common stock (“Common Stock”), par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time, will be automatically reclassified and converted into 2.5 shares of Common Stock. Any stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock (“Old Certificates”) will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of Common Stock as equals the product obtained by multiplying the number of shares of Common Stock represented by the Old Certificate immediately prior to the Effective Time by 2.5.”

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 and 228 (by the written consent of the stockholders of the Corporation) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, CF Finance Acquisition Corp. has caused this Certificate to be executed by its duly authorized officer on this 17th day of January, 2018.

CF FINANCE ACQUISITION CORP.

By:	/s/ Stephen M. Merkel
Name: Stephen M. Merkel
Title: Secretary